Investor Relations Update February 13, 2020

• Alaska intends to join the oneworld® global alliance as a full member by summer 2021 ALASKA • Alaska and American are continuing existing code share, pending DOT ANNOUNCES A approval, and will restore full Mileage Plan WORLD-CLASS and AAdvantage reciprocity as part of ALLIANCE renewed relationship • As part of the expanded relationship, American is announcing two new international routes – Seattle to Bangalore (BLR) and Seattle to London (LHR)

Alaska’s Partnership Landscape Alaska will build on its existing base of 16 Mileage Plan Global partners as a future member of oneworld®. The alliance will enable stronger relationships with existing partners, facilitate a streamlined guest experience, and enhance the global access that we provide to guests. oneworld® Members Outside oneworld® 8 Existing AS Partners 7 New AS Partners* 8 Existing AS Partners American Airlines Iberia Aer Lingus British Airways Malaysia Icelandair Cathay Pacific Royal Air Maroc Condor Fiji Airways Royal Jordanian Hainan Airlines Finnair Qatar Airways Korean Air Japan Airlines S7 Airlines El Al Israel Airlines LATAM Sri Lankan Singapore Airlines Qantas Emirates *Pending admittance to oneworld® alliance, anticipated summer 2021

West Coast International Presence As a oneworld® member, Alaska will provide guests with top-tier global access across the West Coast. From Seattle, Alaska and oneworld® will provide access to 12 of the top international destinations globally. Non-stop intercontinental destinations served and seat share by carrier/alliance Schedule YE December 2020 oneworld® membership provides Alaska guests access to over 1,200 1 destinations – domestic and international CREATES A Alaska will offer a seamless booking SEAMLESS 2 experience for guests to purchase oneworld® partner tickets on GLOBAL alaskaair.com NETWORK Alaska will generally maintain 3 flexibility to retain existing global partner relationships

Alaska Mileage Plan members gain 1 full accrual and redemption abilities on American and all oneworld® carriers ENHANCES Alaska Mileage Plan members will enjoy the return of elite reciprocity 2 GUEST on American paired with new elite benefits on oneworld® carriers LOYALTY Alaska Mileage Plan Gold and Gold 3 75K members gain full access to 650+ oneworld® lounges when traveling on international itineraries

As a oneworld® member, Alaska can 1 provide Pacific Northwest corporate clients with a new source of competition for global travel deals INCREASES Corporate offerings are enhanced by CORPORATE 2 elite benefits, which are highly valued SALES by business travelers OPPORTUNITY Enhanced American relationship enables Alaska’s planned business 3 and fleet growth with more connecting domestic service nationwide

Supports Alaska’s focus on delivering value for guests over the long-term Unlocks global network utility for all Alaska SUPPORTS guests CONTINUED Increases ability to sell connections with further reach PROFITABLE Enriches Alaska Mileage Plan program and GROWTH the Alaska Airlines Visa offering Positions Alaska competitively for corporate sales opportunities

Guest Experience Timeline